Bank of Lancaster Expands Into Middlesex County

KILMARNOCK, Va., May 8, 2013 /PRNewswire/ -- Bank of Lancaster (the "Bank"), an affiliate of Bay Banks of Virginia, Inc., has recently opened its first stand-alone Residential Loan Production Office in Hartfield, Virginia. The new Loan Production Office allows the Bank to expand into the Middlesex and Gloucester markets to assist individuals and families in and around the Middle Peninsula with loan programs which cover a wide array of traditional real estate loan products.

This new Office is led by Robert Fleet, Vice President and a seasoned residential lending executive with over 18 years lending experience in our local communities. The office is staffed with two Residential Loan Specialists, Brenda VanGieson and Cindy White, and Residential Lending Assistant, Kay Snow. These individuals bring over 102 years of banking and lending experience to the Bank.

Since its founding in 1930, Bank of Lancaster has been known for delivering the highest levels of personal service and the new Loan Production Office in Hartfield will continue this tradition. "We take great pride in providing exceptional service to our clients" said Randal R. Greene, President and Chief Executive Officer for Bank of Lancaster. "Our lenders spend time getting to know our clients and, in the process, provide personalized advice based on each client's unique residential lending needs. I'm confident no other bank in the area will deliver the personal service and proactive lending solutions which Bank of Lancaster does," added Mr. Greene.

Our Hartfield Loan Production Office is located at 10880 General Puller Highway in the Hartfield Village complex. Bank of Lancaster welcomes the community to join us in celebrating the Grand Opening of this office on May 17, 2013 from 12:00 p.m. to 4:00 p.m. The celebration will provide the perfect opportunity to stop by and meet the staff, as well as enjoy food, refreshments, and register to win one of our many door prizes.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

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